EXHIBIT 5.1


            Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

                  Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                          New York, New York 10022


                                              May 12, 1999



Sterling Commerce, Inc.
300 Crescent Court, Suite 1200
Dallas, Texas 75201

Ladies and Gentlemen:

            We have acted as special counsel to Sterling Commerce, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of an additional 1,000,000 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Company upon exercise of stock options of the Company to be granted under the Sterling Commerce, Inc. 1999 Stock Option Plan (the "Plan").

            This opinion is delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

            In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 relating to the Shares, to be filed herewith with the Securities and Exchange Commission (the "Commission") under the Securities Act (together with all exhibits thereto, the "Post-Effective Amendment"),
(ii) the certificate of incorporation and bylaws of the Company, each as currently in effect, (iii) the Plan, (iv) a specimen of the certificates to be used to represent the Shares, and (v) certain resolutions (the "Resolutions") dated April 30, 1999 of the 1999 Stock Option Committee of the board of directors of the Company relating to the issuance of options to acquire the Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

            In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed that the certificates representing the Shares will be signed by facsimile or otherwise by authorized officers of the Company and of the transfer agent for the Common Stock and registered by the registrar for the Common Stock and will conform to the specimen thereof examined by us. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

            Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and delivered as set forth in the Resolutions and in accordance with the terms and conditions of the Plan, and against payment therefor, will be validly issued, fully-paid and nonassessable.

            This opinion is rendered solely for your benefit in connection with the transaction referred to in the first paragraph of this opinion and is not to be used, circulated, quoted, relied upon, or otherwise referred to for any other purpose without our prior express written permission.

            We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Post-Effective Amendment.


                                    Very truly yours,


                                    /s/ SKADDEN, ARPS, SLATE, MEAGHER
                                         & FLOM LLP